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                                                                    Exhibit 99.1



             Julie McDowell
             Vice President, Corporate Communications
             610-834-6301



FOR IMMEDIATE RELEASE                                               July 7, 2003


     TELEFLEX ACQUIRES EUROPEAN MANUFACTURER OF ALTERNATIVE FUEL SYSTEMS

Plymouth Meeting, PA --Teleflex Incorporated (NYSE:TFX), a global supplier of engineered products, today announced the acquisition of Koltec-Necam, B.V. The terms of the deal were not disclosed. Koltec-Necam is a leading supplier of propane and natural gas fuel systems and components to automobile manufacturers and aftermarket conversion centers. Based in Breda, The Netherlands, Koltec-Necam has annual sales of approximately $25 million (US). The acquisition is expected to be accretive to Teleflex's earnings in the first year.

      TeleflexGFI Control Systems, a division of Teleflex Incorporated, is a leading manufacturer of fuel systems and components for OEM-built natural gas and propane vehicles. The company also supplies a variety of fuel control components for hydrogen powered fuel cell electric vehicle programs. Already a well known supplier in North America, last year TeleflexGFI added to its European operations with the acquisition of a component supplier with operations in The Netherlands and Italy.

      "The acquisition of Koltec-Necam furthers our initiative to position TeleflexGFI as a leader in the global market for alternative fuel systems," said Jeffrey P. Black, president and chief executive officer of Teleflex. "An established supplier to European OEM's, Koltec-Necam expands TeleflexGFI's presence in the European market and enables them to bring new technologies to their current customers."

      Lloyd Austin, president of TeleflexGFI, said, "We are excited about the possibilities created by bringing these two companies together. TeleflexGFI is committed to providing our customers with fully integrated components, systems and services. Koltec-Necam's technology,


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                                                                    Exhibit 99.1


products and engineering expertise complement our current markets and product development direction, expanding our ability to serve our worldwide customers."

I.    About TeleflexGFI Control Systems

A division of Teleflex Incorporated, TeleflexGFI Control Systems is a leading supplier of alternative fuel components and systems for automotive and industrial markets. Headquartered in Kitchener, Ontario, the company employs over 400 people and has operations in Canada, France, Italy, The Netherlands and the United States.

II.   About Teleflex

Teleflex Incorporated (NYSE: TFX) is a diversified Fortune 1000 company with annual revenues of over $2 billion. The company designs, manufactures and distributes quality engineered products and services for the automotive, marine, industrial, aerospace and medical markets worldwide. Teleflex employs more than 18,000 people worldwide who focus on providing innovative solutions for customers. For more information, see WWW.TELEFLEX.COM.

A.    Forward-looking information

Statements in this news release, other than historical data, are considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties that could cause actual results to differ from those contemplated in the statements. These factors are discussed in the company's Securities and Exchange Commission filings.


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